ARTICLES OF MERGER FOR
                     RIVAL TECHNOLOGIES, INC.
                       a Nevada corporation

      Pursuant to the provisions of Section 92A.200 of the Nevada Revised Statutes, Rival Technologies, Inc., a Nevada corporation ("Rival Nevada"), hereby adopts and files the following Articles of Merger as the surviving corporation to the merger of Rival Technologies Inc., a British Columbia corporation ("Rival British Columbia"), with and into Rival Nevada.

      FIRST: The name and place of incorporation of each corporation that is a party to this merger is as follows:

      Name                            Place of Incorporation
      -----                           ----------------------
      Rival Technologies, Inc.        Nevada
      Rival Technologies Inc.         British Columbia

      SECOND: The Agreement and Plan of Merger (the "Plan") governing the merger between Rival Nevada and Rival British Columbia, has been adopted by the Board of Directors of the Rival Nevada and Rival British Columbia.

      THIRD: The Plan was approved by the shareholders of Rival British Columbia and the approval of the shareholders of Rival Nevada was not required to effectuate the domicile merger.

      FOURTH: At the time of this merger there are no amendments to the Articles of Incorporation of the surviving company.

      FIFTH:  The effective date of the merger shall be October 28, 2005.

      SIXTH: The complete executed Plan is on file at the registered office and principal office of Rival Nevada.

      SEVENTH: A copy of the Plan will be furnished by Rival Nevada, on request and without cost, to any shareholder of either corporation which is a party to the merger.


DATED this 6th day of September, 2005.

RIVAL TECHNOLOGIES, INC.                 RIVAL TECHNOLOGIES INC.
a Nevada corporation                     a British Columbia corporation



     /s/ Robin J. Harvey                      /s/ Robin J. Harvey
By _________________________________     By _________________________________
      Robin J. Harvey, President              Robin J. Harvey, President